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                                                                   EXHIBIT 10.16

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                        TRIPLE - S MANAGEMENT CORPORATION

                                  US$60,000,000

                 6.60% Senior Unsecured Notes due December 2020

                              ---------------------
                             NOTE PURCHASE AGREEMENT
                              ---------------------

                             Dated December 15, 2005

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                                TABLE OF CONTENTS
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Section                                                                                                                Page
                                                                                                                       -----
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1.       AUTHORIZATION OF NOTES..................................................................................         1

2.       SALE AND PURCHASE OF NOTES..............................................................................         1

3.       CLOSING.................................................................................................         1

4.       CONDITIONS TO CLOSING...................................................................................         2
         4.1.     Representations and Warranties.................................................................         2
         4.2.     Performance; No Default........................................................................         2
         4.3.     Compliance Certificates and Organizational Documents...........................................         2
         4.4.     Opinions of Counsel............................................................................         3
         4.5.     Purchase Permitted by Applicable Law, etc......................................................         3
         4.6.     Private Placement Number.......................................................................         3
         4.7.     Changes in Corporate Structure.................................................................         3
         4.8.     Proceedings and Documents......................................................................         3

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................         3
         5.1.     Organization; Power and Authority..............................................................         3
         5.2.     Authorization, etc.............................................................................         4
         5.3.     Financial Statements...........................................................................         4
         5.4.     Compliance with Laws, Other Instruments, etc...................................................         5
         5.5.     Governmental Authorizations, etc...............................................................         5
         5.6.     Litigation; Observance of Statutes and Orders..................................................         5
         5.7.     Taxes..........................................................................................         6
         5.8.     Title to Property; Leases......................................................................         6
         5.9.     Licenses, Permits, etc.........................................................................         6
         5.10.    Compliance with ERISA..........................................................................         6
         5.11.    Private Offering by the Company................................................................         7
         5.12.    Use of Proceeds................................................................................         7
         5.13.    Existing Indebtedness for Borrowed Money.......................................................         7
         5.14.    Investment Company Act.........................................................................         8
         5.15.    Disclosure.....................................................................................         8
         5.16.    Labor Disputes.................................................................................         8
         5.17.    Source of Income...............................................................................         8

6.       REPRESENTATIONS OF THE PURCHASER........................................................................         8
         6.1.     Purchase for Investment; Accredited Investor...................................................         8
         6.2.     Source of Funds................................................................................         9
         6.3.     Anti-Money Laundering..........................................................................        10
         6.4.     Transferee.....................................................................................        11
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7.       INFORMATION AS TO THE COMPANY...........................................................................        11
         7.1.     Financial and Business Information.............................................................        11
         7.2.     Inspection.....................................................................................        12

8.       PAYMENT OF INTEREST.....................................................................................        13

9.       REDEMPTION OF THE NOTES PRIOR TO MATURITY...............................................................        13
         9.1.     Optional Redemption............................................................................        13
         9.2.     Allocation of Partial Redemptions..............................................................        13
         9.3.     Maturity; Surrender, etc.......................................................................        14
         9.4.     Purchase of Notes..............................................................................        14

10.      BUSINESS COVENANTS......................................................................................        14
         10.1.    Compliance with Laws...........................................................................        14
         10.2.    Insurance......................................................................................        14
         10.3.    Payment of Taxes...............................................................................        15
         10.4.    Use of Proceeds................................................................................        15
         10.5.    Corporate Existence, etc.......................................................................        15
         10.6.    Source of Income...............................................................................        15
         10.7.    Lines of Business..............................................................................        15

11.      NEGATIVE COVENANTS......................................................................................        16
         11.1.    Transactions with Affiliates...................................................................        16
         11.2.    Consolidation, Merger and Sale of Assets.......................................................        16
         11.3.    Limitation Upon Creation of Liens on Voting Stock of Significant Subsidiaries..................        16
         11.4.    Limitation Upon Disposition of Voting Stock of, and Merger and Sale of Assets of,
                  Principal Insurance Subsidiary.................................................................        17
         11.5.    Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries..................        18
         11.6.    Limitation on Additional Indebtedness..........................................................        19
         11.7.    Waiver of Certain Covenants....................................................................        19

12.      EVENTS OF DEFAULT.......................................................................................        19

13.      REMEDIES ON DEFAULT, ETC................................................................................        21
         13.1.    Acceleration...................................................................................        21
         13.2.    Other Remedies.................................................................................        21
         13.3.    Rescission.....................................................................................        21
         13.4.    No Waivers or Election of Remedies, Expenses, etc..............................................        22

14.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES...........................................................        22
         14.1.    Registration of Notes..........................................................................        22
         14.2.    Transfer and Exchange of Notes.................................................................        22
         14.3.    Replacement of Notes...........................................................................        23

15.      PAYMENTS ON NOTES.......................................................................................        23
         15.1.    Place of Payment...............................................................................        23
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         15.2.    Home Office Payment............................................................................        23

16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT............................................        24

17.      AMENDMENT AND WAIVER....................................................................................        24
         17.1.    Requirements...................................................................................        24
         17.2.    Solicitation of Holders of Notes...............................................................        25
         17.3.    Binding Effect, etc............................................................................        25
         17.4.    Notes held by Company, etc.....................................................................        25
         17.5.    Consent of Majority Holders....................................................................        25

18.      NOTICES.................................................................................................        26

19.      REPRODUCTION OF DOCUMENTS...............................................................................        26

20.      CONFIDENTIAL INFORMATION................................................................................        26

21.      MISCELLANEOUS...........................................................................................        27
         21.1.    Successors and Assigns.........................................................................        27
         21.2.    Payments Due on Non-Business Days..............................................................        28
         21.3.    Severability...................................................................................        28
         21.4.    Construction...................................................................................        28
         21.5.    Counterparts...................................................................................        28
         21.6.    Governing Law..................................................................................        28

SCHEDULE A        --     INFORMATION RELATING TO PURCHASER

SCHEDULE B        --     DEFINED TERMS

SCHEDULE 5.3      --     Financial Statements of the Company

SCHEDULE 5.6      --     Litigation

SCHEDULE 5.13     --     Existing Indebtedness for Borrowed Money

EXHIBIT 1         --     Form of 6.60% Senior Unsecured Notes due December 2020

EXHIBIT 2-A       --     Form of Opinion of Pietrantoni Mendez & Alvarez LLP

EXHIBIT 2-B       --     Form of Opinion of Enrique R. Ubarri Baragano

                                       iii
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                        TRIPLE - S MANAGEMENT CORPORATION

                 6.60% Senior Unsecured Notes due December 2020

                                                               December 15, 2005

THE PURCHASERS NAMED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

      Triple-S Management Corporation (the "COMPANY"), a corporation organized under the laws of the Commonwealth of Puerto Rico, agrees with you as follows:

1.    AUTHORIZATION OF NOTES.

      The Company has authorized the issuance and sale of an aggregate principal amount of Sixty Million United States Dollars (US$60,000,000) of its 6.60% Senior Unsecured Notes due December 2020 (the "NOTES," such term to include each Note delivered pursuant to this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to Section 14 of this Agreement). The Notes shall be substantially in the form of Exhibit 1 hereto and shall have the terms as herein and therein provided. Certain capitalized terms used in this Agreement are defined in Schedule B hereto; references to a "SCHEDULE" or an "EXHIBIT" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and all Schedules and Exhibits are deemed to be a part of this Agreement. References herein to this "AGREEMENT" mean this Agreement as from time to time amended or supplemented or as the terms hereof may be waived, in accordance with Section 17 hereof.

2.    SALE AND PURCHASE OF NOTES.

      Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to you and you agree to purchase from the Company, at the Closing provided for in Section 3, Notes in the aggregate principal amount specified opposite your name in Schedule A at the purchase price of one hundred percent (100%) of the principal amount thereof.

3.    CLOSING.

      The closing (the "CLOSING") of the sale and purchase of the Notes to be purchased by you shall occur at the offices of Pietrantoni Mendez & Alvarez LLP, Popular Center Building, 209 Munoz Rivera Avenue, 19th Floor, San Juan, Puerto Rico 00918, at 10:00 a.m., local time, on December 21, 2005. At the Closing, the Company will deliver to you the Notes to be purchased by you in the form of a single Note for each Purchaser (or such greater number of Notes in denominations of at least Five Hundred Thousand United States Dollars (US$500,000) as you may request) dated the date of the Closing (the "CLOSING DATE") and registered in your name (or in the name of your nominee), against delivery by you to the Company of immediately available

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funds in the amount of the purchase price therefor by wire transfer to account number 10991506, maintained by the Company at Citibank, N.A., Puerto Rico Branch, ABA Number 02100089.

4.    CONDITIONS TO CLOSING.

      Your obligation to purchase and pay for the Notes to be delivered to you at the Closing is subject to the fulfillment, prior to or at the Closing, of the following conditions:

            4.1.  REPRESENTATIONS AND WARRANTIES.

            The representations and warranties of the Company contained in
Section 5 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct at the time of the Closing.

            4.2.  PERFORMANCE; NO DEFAULT.

            The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issuance and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.12), no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since September 30, 2005, that would have been prohibited by Section 10 hereof had such Section applied since such date.

            4.3.  COMPLIANCE CERTIFICATES AND ORGANIZATIONAL DOCUMENTS.

            (a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated as of the Closing Date, certifying on behalf of the Company that the conditions specified in Sections 4.1, 4.2 and 4.7 have been fulfilled.

            (b) Secretary's Certificates. The Company shall have delivered to you copies of the by-laws of the Company and each of its Subsidiaries (collectively, the "GROUP MEMBERS") and of the resolutions of the Board of Directors of the Company relating to the authorization, execution and delivery of the Notes, certified by the Secretary or Assistant Secretary of the Company, and an incumbency certificate executed by such Secretary or Assistant Secretary.

            (c) Organizational Documents. The Company shall have delivered to you copies of the articles of incorporation of each of the Group Members, certified as of a recent date by the Secretary of State of the Commonwealth of Puerto Rico or, if a copy certified by the Secretary of State is unavailable on the Closing Date, certified by the Secretary or Assistant Secretary of each Group Member, and good standing certificates for each Group Member from such Secretary of State or, in the case of each Subsidiary that is an insurance company, from the Commissioner of Insurance of Puerto Rico.

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            4.4.  OPINIONS OF COUNSEL.

            You shall have received opinions from (a) Pietrantoni Mendez & Alvarez LLP, special counsel to the Company, and (b) Enrique R. Ubarri Baragano, Senior Vice President, Legal Affairs, of the Company, each dated as of the Closing Date, substantially in the respective forms set forth as Exhibits 2-A and 2-B. This Section 4.4 shall constitute direction by the Company to such counsel named in the foregoing clauses (a) and (b) to deliver the opinions specified to you at the Closing.

            4.5.  PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

            On the Closing Date, your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions of law permitting limited investments by financial institutions without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

            4.6.  PRIVATE PLACEMENT NUMBER.

            A Private Placement number issued by Standard & Poor's CUSIP Service Bureau shall have been obtained for the Notes.

            4.7.  CHANGES IN CORPORATE STRUCTURE.

            The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation. The Company shall not have succeeded to all or any substantial part of the liabilities of any other entity following the date of the most recent financial statements referred to in
Schedule 5.3.

            4.8.  PROCEEDINGS AND DOCUMENTS.

            All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your counsel, and you and your counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company represents and warrants to you as follows:

            5.1.  ORGANIZATION; POWER AND AUTHORITY.

            Each Group Member is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing

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would not, individually or in the aggregate, reasonably be expected to have a
Material Adverse Effect. The Company and each Subsidiary has the corporate power and authority to conduct its business as presently conducted and as proposed to be conducted after the Acquisition. The Company has the corporate power and authority to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

            5.2.  AUTHORIZATION, ETC.

            This Agreement has been, and on the Closing Date the Notes will be, duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof by the Company each Note issued to you will constitute, a legal, valid and binding obligation of the Company (assuming with respect to this Agreement and any Notes issued to you, the due authorization, execution and delivery of this Agreement by you), enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the application of equitable principles and the availability of equitable remedies.

            5.3.  FINANCIAL STATEMENTS.

            (a) The Company has delivered to you copies of the financial statements of the Company listed on Schedule 5.3 (such financial statements collectively the "FINANCIAL STATEMENTS").

            (b) The Financial Statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Financial Statements and the consolidated results of its operations and cash flows for the respective periods so specified in accordance with GAAP consistently applied throughout such periods except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

            (c) Since the date of the most recent Financial Statement, there has been no material adverse change in the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, and no event that could reasonably be expected to have a Material Adverse Effect, and the Company has not incurred any material Indebtedness for Borrowed Money or entered into any material transaction other than as disclosed to the Purchasers.

            (d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            5.4.  COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

            The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) in any material respect contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any of its Significant Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other material agreement or instrument to which the Company or any such Significant Subsidiary is bound or by which the Company or any such Significant Subsidiary or their respective properties may be bound or affected, (ii) conflict with or result in a material breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Significant Subsidiaries, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Significant Subsidiaries.

            5.5.  GOVERNMENTAL AUTHORIZATIONS, ETC.

            No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required for the due execution, delivery or performance by the Company of this Agreement or the Notes.

            5.6.  LITIGATION; OBSERVANCE OF STATUTES AND ORDERS.

            (a) Except as disclosed in Schedule 5.6, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Significant Subsidiaries or any property of the Company or of its Significant Subsidiaries in any court or before any arbitrator or administrative agency of any kind or before or by any Governmental Authority that, if determined adversely to the Company or any of its Significant Subsidiaries, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

            (b) Neither the Company nor any of its Significant Subsidiaries is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

            5.7.  TAXES.

            Each of the Company and its Significant Subsidiaries has filed all income tax returns that are required to have been filed, except for any filings which failure to make would not be reasonably expected to have a Material Adverse Effect, and has paid all taxes shown to be due and payable on such returns and all other taxes payable by it, to the extent such taxes have become due and payable, except for any taxes (i) the amount of which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company and each such Significant Subsidiary has established adequate reserves in accordance with GAAP. The Company is not aware of any tax deficiency that, if determined adversely to the Company or any Significant Subsidiary, could reasonably be expected to result in a Material Adverse Effect.

            5.8.  TITLE TO PROPERTY; LEASES.

            Each of the Company and its Significant Subsidiaries has good and sufficient title to its respective material properties, free and clear of Liens, except for (i) Liens described in Schedule 5.8, and (ii) defects in title that, individually or in the aggregate, would not have a Material Adverse Effect. All material leases entered into by the Company and its Significant Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

            5.9.  LICENSES, PERMITS, ETC.

            The Company and each of its Significant Subsidiaries owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are material to its business, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

            5.10. COMPLIANCE WITH ERISA.

            (a) Each of the Company, its Significant Subsidiaries and each of their respective ERISA Affiliates has operated and administered each Plan in compliance in all material respects with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. None of the Company, its Significant Subsidiaries nor their respective ERISA Affiliates has incurred any liability pursuant to Title I or IV of ERISA or applicable penalty or excise tax provisions of the PRIRC relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company, its Significant Subsidiaries or any of such ERISA Affiliates, or in the imposition of any Lien on any of the rights, properties or assets of the Company, its Significant Subsidiaries or any of such ERISA Affiliates, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the PRIRC, other than in any of such cases, such liabilities or Liens as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

            (b) None of the Company, its Significant Subsidiaries nor their respective ERISA Affiliates has incurred withdrawal liabilities (or is subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

            (c) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to the PRIRC. The representation by the Company in the first sentence of this Section 5.10(c) is made in reliance upon and subject to (i) the accuracy of your representation in
                  Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by you and
                  (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

            5.11. PRIVATE OFFERING BY THE COMPANY.

            Neither the Company nor UBS Financial Services Incorporated of Puerto Rico, as placement agent (the only Person authorized or employed by the Company as agent, broker, dealer or finder in connection with the offering or sale of the Notes) has offered any of the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you. As used in the preceding sentence, "SIMILAR SECURITY" means a security which would be integrated with the offering of the Notes under applicable securities laws. Neither the Company nor such agent has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

            5.12. USE OF PROCEEDS.

            The Company will apply the proceeds from the sale of the Notes for working capital and general corporate purposes, which may include the purchase of evidences of indebtedness issued by Puerto Rico corporations (including indebtedness evidenced under surplus notes issued by its Subsidiaries).

            5.13. EXISTING INDEBTEDNESS FOR BORROWED MONEY.

            Schedule 5.13 sets forth a complete and correct list of all outstanding Indebtedness for Borrowed Money in the principal amount of at least Five Million United States Dollars (US$5,000,000) of the Company and its Significant Subsidiaries as of September 30, 2005, since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness for Borrowed Money. Neither the Company nor any of its Significant Subsidiaries is in default (and no waiver of any such default is currently in effect) in the payment of any principal or interest on, and no Event of Default exists with respect to, any such Indebtedness for Borrowed Money.

            5.14. INVESTMENT COMPANY ACT.

            The Company is not subject to regulation under the Investment Company Act of 1940, as amended.

            5.15. DISCLOSURE.

            No statement or information contained in this Agreement or any other document, certificate or statement furnished to the Purchasers or any of them, by or on behalf of the Company in connection with the transactions contemplated by this Agreement contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein in the light of the circumstances in which they were made not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

            5.16. LABOR DISPUTES.

            None of the Company nor its Significant Subsidiaries is engaged in any labor dispute that could reasonably be expected to have a Material Adverse Effect.

            5.17. SOURCE OF INCOME.

            The Company has derived more than 20 percent of its gross income from Commonwealth of Puerto Rico sources on an annual basis since its incorporation in accordance with the applicable sourcing rules under the Code.

6.    REPRESENTATIONS OF THE PURCHASER.

      You hereby represent and warrant to the Company as follows:

            6.1.  PURCHASE FOR INVESTMENT; ACCREDITED INVESTOR.

            (a) You are purchasing the Notes for your own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act, provided that you have the right to dispose of the Notes, or any part thereof, if you deem it advisable to do so, either pursuant to a registration of the Notes under the Securities Act or pursuant to an applicable exemption from the registration requirements of the

                  Securities Act. You understand that the Notes have not been registered under the Securities Act or the Puerto Rico Uniform Securities Act, as amended ("PRUSA"), and you understand and agree that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available thereunder.

            (b) You are an "ACCREDITED INVESTOR" as defined in Rule 501(a) under the Securities Act.

            (c) It is understood that, in making the representations set out in Sections 5.4, 5.5 and 5.10 hereof, the Company is relying, to the extent applicable, upon your representations set forth in this Section 6.1.

            (d) (i) You have consulted with your own legal and tax advisers in connection herewith to the extent you have deemed necessary,
                  (ii) you have had a reasonable opportunity to ask questions of and receive answers from officers and representatives of the Company and its Subsidiaries concerning their respective financial condition and results of operations and any other matter relevant to the purchase of the Notes, and any such questions have been answered to your satisfaction, (iii) you have had the opportunity to review all publicly available records and filings concerning the Company and its Subsidiaries, and (d) you have made your own investment decisions based upon your own judgment, due diligence and advice from such advisers as you have deemed necessary and upon the representations made by the Company herein.

            6.2.  SOURCE OF FUNDS.

            At least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

            (a) all or part of the Source constitutes assets of a bank collective investment fund, as contemplated by PTE 91-38, maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such bank collective investment fund exceed ten percent of the total assets or are expected to exceed ten percent of the total assets of such fund as of the date of such purchase (for the purpose of this clause (a), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

            (b) all or part of the Source constitutes assets of one or more employee benefit plans, each of which has been identified to the Company in writing;

            (c) you are acquiring the Notes for the account of one or more pension funds, trust funds or agency accounts, each of which is a "GOVERNMENTAL PLAN" (as defined in section 3(32) of ERISA) and the investment does not give rise to any violation of any federal, state or local law which is substantially similar to Title I of ERISA, section 4975 of the Code or comparable provisions of the PRIRC;

            (d) the Source is an "INVESTMENT FUND" managed by a "QUALIFIED PROFESSIONAL ASSET MANAGER" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984), provided that (i) no other party to the transaction described in this Agreement and no "AFFILIATE" of such party (as defined in Part V(c) of PTE 84-14) has at this time, and during the immediately preceding one year none has exercised, the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause (d) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plans, (ii) the conditions set forth in paragraphs (c), (d), (e), (f) and (g) of Part I of PTE 84-14 are satisfied; and (iii) you have disclosed to the Company the name of the QPAM and of all employee benefit plans whose assets are included in such investment fund;

            (e) the Source is a "PLAN" managed by an "IN-HOUSE ASSET MANAGER" or "INHAM" (as defined in Part IV of PTE 96-23, issued April 10, 1996), provided that the conditions set forth in paragraphs (a), (c), (d), (e), (f), (g) and (h) of Part I of PTE 96-23 are satisfied; or

            (f) none of such funds consists of assets of any "EMPLOYEE BENEFIT PLAN" as defined in ERISA or any "PLAN" as defined in section 4975 of the Code or comparable provisions of the PRIRC, other than an employee benefit plan or plan exempt from the coverage of ERISA and section 4975 of the Code.

As used in this Section 6.2, the terms "EMPLOYEE BENEFIT PLAN," "GOVERNMENTAL PLAN," "PARTY IN INTEREST" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in section 3 of ERISA. If you breach any representation made by you under this Section 6.2, your purchase of the Notes shall be void ab initio.

            6.3.  ANTI-MONEY LAUNDERING.

            (a) The funds that you are using to purchase the Notes were not directly or indirectly derived from activities that may contravene federal, state and international laws and regulations, including Anti-Money Laundering Laws; and

            (b)   to the best of your knowledge, neither:

                  (i)   you, nor

                  (ii) any person controlling, controlled by, or under common control with you,

            (1) is a country, territory, individual or entity named on an Office of Foreign Assets Control ("OFAC") list, or is an individual or entity that resides or has a place of business in a country or territory named on such lists, (2) is a "senior foreign political figure," or any "immediate family member" or "close associate" (as such terms are defined in the Patriot Act) of a senior foreign political figure or (3) is a "foreign shell bank" (as defined in the Patriot Act) or transacts business with a foreign shell bank.

            You understand that the Company may not accept any payments for the Notes from you if you cannot make the representations set forth above.

            6.4.  TRANSFEREE.

            Any transferee of a Note shall, by its acceptance of such Note, be deemed to have made the same representations regarding the purchase of the Notes as the original holder thereof made pursuant to Sections 6.1, 6.2 and 6.3 above.

7. INFORMATION AS TO THE COMPANY.

            7.1.  FINANCIAL AND BUSINESS INFORMATION.

            The Company shall deliver to you and to any subsequent holder of Notes that is an Institutional Investor, subject to the proviso contained at the end of Section 7.2 hereof:

            (a) SEC and Other Reports -- for so long as the Company is subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") with respect to any of its securities, within ten (10) days after it files them with the U.S. Securities and Exchange Commission (the "SEC"), one copy of its annual report and of the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that no such delivery shall be required as to any of such reports and documents which have been filed and are available in electronic format at the SEC's EDGAR database. In the event that the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) the Exchange Act, the Company shall provide to you and each subsequent note holder that is an Institutional Investor, (1)(i) within sixty
                  (60) days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company: an unaudited consolidated balance sheet of the Company as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows of the Company for such quarter; and (ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated audited balance sheet of the Company and the related consolidated statements of income and cash flows of the Company for such year; and (2) at your request, (i) a quarterly presentation which shall include a discussion by the Company's management of the most recent financial and operational results of the Company and its Significant Subsidiaries on a consolidated basis and a discussion of the Company's most recent business plans and projections, and (ii) on a yearly basis, a written report reflecting a discussion by the Company's management of the financial and operational results of the Company and its Significant Subsidiaries on a consolidated basis as of the year ended. In addition, on a quarterly basis, the Company's designated legal counsel, at your request, will provide you and your designated legal counsel, access to material and recent information so as to provide an update to the status of all material legal actions, suits or proceedings;

            (b) Notice of Default or Event of Default -- within ten (10) days after a Responsible Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, a written notice specifying the nature thereof and what action the Company is taking or proposes to take with respect thereto;

            (c) Compliance Certificate -- concurrently with the delivery of any financial statements pursuant to Section 7.1(a), a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, the Company and each Subsidiary during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and

            (d) Notice of Reduction in Risk-based Capital Ratio -- within fifteen (15) days after the end of any month in which the Company's Risk-based Capital Ratio shall be lower than 375%, a written notice specifying the Company's Risk-based Capital Ratio as of the end of such month and what action the Company is taking or proposes to take with respect thereto.

            7.2.  INSPECTION.

            The Company shall permit each holder of Notes that is an Institutional Investor, or a group of Institutional Investors that are (i) Puerto Rico licensed investment companies advised by the same investment adviser and (ii) Purchasers and holders of Notes, and holds Notes with an aggregate principal amount of at least Ten Million United States Dollars (US$10,000,000), or at least Five Million United States Dollars (US$5,000,000) in the case of such group, together with their respective representatives, at the expense of the Company if done in connection with an Event of Default, to visit and inspect any of the offices or properties of the Company and its Significant Subsidiaries to examine their books and records, and to discuss their affairs, finances and accounts with their officers, employees and independent public accountants (and by this provision, the Company authorizes said accountants to discuss the finances and affairs of the Company and its Significant Subsidiaries, but any such discussions shall be arranged by the Company and the Company shall have the opportunity to participate therein) all at such reasonable times and as may be reasonably requested in relation to the performance by the Company of its obligations under the Notes or under this Agreement;

provided, however, that the Company (or any such Significant Subsidiary) shall not be required to disclose to any such holder of Notes (or to any of its representatives) information to the extent that the Company (or any such Significant Subsidiary) is advised by internal or external legal counsel that it is prohibited from disclosing such information at such time to its creditors generally under applicable laws, rules, regulations or orders (or other binding restrictions imposed by Governmental Authorities or agreements entered into in good faith with third parties that are not Affiliates of the Company).

8.    PAYMENT OF INTEREST.

            The Company shall pay interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance of the Notes at the rate of 6.60% per annum from the date of the Notes, payable monthly in arrears, on the first (1st) day of each month, commencing on January 1, 2006, until the principal of the Notes shall have become due and payable and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable monthly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. Notwithstanding the above, in the event that the Company's Risk-based Capital Ratio is less than 375% during a period of at least one year, the interest rate payable on the Notes on any interest payment date after the expiration of such year shall increase to 6.75% per annum while such condition exists. The interest so payable on any interest payment date will be paid to the Holder in whose name a Note is registered at the close of business on the fifteenth (15th) calendar day (whether or not a Business Day) next preceding such interest payment date.

9.    REDEMPTION OF THE NOTES PRIOR TO MATURITY.

          9.1. OPTIONAL REDEMPTION.

            The Company may, at its option, upon notice as provided below, redeem and prepay prior to maturity from time to time, all or any part of the Notes on or after January 1, 2011, at a price equal to 100% of the principal amount of the Notes to be redeemed together with accrued and unpaid interest, if any, to the date of redemption specified by the Company (the "REDEMPTION DATE").

            The Company will give each holder of Notes written notice of any redemption under this Section 9.1 not less than thirty (30) days and not more than sixty (60) days prior to any Redemption Date. Each such notice shall specify the Redemption Date, the aggregate principal amount of the Notes to be redeemed on such Redemption Date, the principal amount of each Note held by such holder to be redeemed (determined in accordance with Section 9.2), and the interest to be paid on such Redemption Date with respect to such principal amount being redeemed.

          9.2. ALLOCATION OF PARTIAL REDEMPTIONS.

            In the case of any partial redemption of the Notes, the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

          9.3. MATURITY; SURRENDER, ETC.

            In the case of each redemption of Notes pursuant to this Section 9, the principal amount of each Note to be redeemed shall mature and become due and payable on the respective Redemption Date, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest thereon, interest on such principal amount shall cease to accrue. Any Note paid or redeemed in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

          9.4. PURCHASE OF NOTES.

            The Company will not, and the Company will not permit any of its Affiliates to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (i) pursuant to an offer made to all holders of the Notes or (ii) upon the payment or redemption of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any of its Affiliates pursuant to any payment, redemption or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

10.   BUSINESS COVENANTS.

      The Company covenants that, so long as the Notes are outstanding, it will, and it will cause each of its Significant Subsidiaries to:

          10.1. COMPLIANCE WITH LAWS.

            Comply with all laws, ordinances and governmental rules and regulations to which it is subject and obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          10.2. INSURANCE.

            Except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

          10.3. PAYMENT OF TAXES.

            File all tax returns required to be filed and pay and discharge or cause to be paid or discharged all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes and assessments have become due and payable, provided that the Company or such Significant Subsidiary need not (a) make any filing the failure to make which would not be reasonably expected to have a Material Adverse Effect or (b) pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Significant Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Significant Subsidiary has established adequate reserves therefor in accordance with GAAP on their respective books, or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          10.4. USE OF PROCEEDS.

            Apply the proceeds from the sale of the Notes for the purposes set forth in Section 5.12 hereof within twenty-four (24) months from the date of the issuance of the Notes. The Company will notify Treasury of such use as required by Section 1013A of the PRIRC.

            If a favorable ruling from Treasury is obtained after the Closing Date, by purchasing the Notes, the subsequent holders of the Notes, other than the Purchasers, will be deemed to have made an election under Section 1013A of the PRIRC and the 10 percent preferential withholding tax will be made on the interest on the Notes unless such holders elect out of such withholding by providing a written statement to that effect to the Company, through certified mail, in the form set forth in Exhibit 3.

          10.5. CORPORATE EXISTENCE, ETC.

            Subject to the provisions of Sections 11.2 and 11.4 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory) and franchises of the Company and each Significant Subsidiary; provided, however, that the Company shall not be required to preserve any such right or franchise or corporate existence of a Significant Subsidiary if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the holders of the Notes.

          10.6. SOURCE OF INCOME.

            The Company shall do or cause to be done all things necessary or proper within its control to ensure that, for purposes of the Code, interest paid on the Notes will constitute income from sources within the Commonwealth of Puerto Rico.

          10.7. LINES OF BUSINESS.

            The Company will continue to be a Blue Cross/Blue Shield licensee and will be principally engaged in the business of providing health, life and property and casualty insurance.

11.   NEGATIVE COVENANTS.

      The Company covenants that, so long as any of the Notes is outstanding, it will not:

          11.1. TRANSACTIONS WITH AFFILIATES.

            Enter into, or permit any of its Significant Subsidiaries to enter into, directly or indirectly, into any transaction or group of related transactions which, in the opinion of the management of the Company, is material to the Company and its Subsidiaries taken as a whole (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any of its Affiliates, except (i) pursuant to its reasonable business requirements and (ii) in the case of transactions with Affiliates other than wholly owned Subsidiaries, on arm's length terms.

          11.2. CONSOLIDATION, MERGER AND SALE OF ASSETS.

            Not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as a whole to,

any Person, unless:

            (a) the Company is the surviving or continuing entity, or the entity formed by such consolidation or into which the Company is merged or to which the Company has conveyed, transferred or leased its properties and assets substantially as an entirety is an entity organized and validly existing under the laws of the United States of America, any province or state thereof or the District of Columbia or the Commonwealth of Puerto Rico, and such entity expressly assumes the Company's obligations under the Notes by an agreement supplemental hereto;

            (b) immediately after giving effect to the transaction, no Default shall have occurred and be continuing; and

            (c) the Company shall have delivered to each holder an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Agreement.

            Notwithstanding the provisions of this Section 11.2, any wholly owned Subsidiary may merge or consolidate with the Company or another wholly owned Subsidiary so long as the Company or such wholly owned Subsidiary shall be the surviving or continuing corporation.

          11.3. LIMITATION UPON CREATION OF LIENS ON VOTING STOCK OF SIGNIFICANT SUBSIDIARIES.

            Incur, issue, assume or guarantee, nor permit any Significant Subsidiary to incur, issue, assume or guarantee, any Indebtedness for Borrowed Money, directly or indirectly secured by a Lien in any shares of voting stock of any Significant Subsidiary without making effective provision whereby the Notes (and, if the Company so elects, any other indebtedness of the Company ranking on a parity with the Notes) shall be secured equally and ratably with such secured indebtedness; provided, however, that the foregoing covenant shall not apply to (i) any Lien in any shares of voting stock of any corporation existing at the time such corporation becomes a Significant Subsidiary; (ii) Liens for taxes or assessments or governmental charges (a) not then due and delinquent or
(b) the validity of which is being contested in good faith or (c) which are less than Five Million United States Dollars (US$5,000,000) in amount; (iii) Liens (other than consensual Liens) created or resulting from any litigation or legal proceeding (a) which is currently being contested in good faith by appropriate proceedings, (b) which involves claims of less than Five Million United States Dollars (US$5,000,000), or (iv) deposits to secure (or in lieu of) surety, stay, appeal or custom bonds.

            If the Company shall hereafter be required to secure the Notes equally and ratably with any other indebtedness of the Company pursuant to this
Section 11.3 hereof, the Company shall promptly deliver to the holders an Officer's Certificate stating that the foregoing covenant has been complied with, and an opinion of counsel stating that in the opinion of such counsel the foregoing covenant has been complied with and that any instruments executed by the Company or any Subsidiary in the performance of the foregoing covenant comply with the requirements of the foregoing covenant.

          11.4. LIMITATION UPON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS OF, PRINCIPAL INSURANCE SUBSIDIARY.

            Subject to the provisions of Section 11.2 hereof, (i) sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock (other than directors' qualifying shares) of its Principal Insurance Subsidiary or permit its Principal Insurance Subsidiary to issue (except to the Company) any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock of the Principal Insurance Subsidiary, except for sales, assignments, transfers or other dispositions that:

            (a) are for fair market value on the date thereof, as determined by the Board of Directors of the Company (which determination shall be conclusive) and, after giving effect to such disposition and to any possible dilution, the Company will own (directly or indirectly) not less than 80% of the shares of voting stock of its Principal Insurance Subsidiary then issued and outstanding free and clear of any Lien;

            (b) are made in compliance with an order of a court or regulatory authority of competent jurisdiction, as a condition imposed by any such court or authority permitting the acquisition by the Company, directly or indirectly, of any other insurance company or health maintenance organization or entity the activities of which are legally permissible for a holding company of such entities or a subsidiary thereof to engage in, or as an undertaking made to such authority in connection with such an acquisition, which entity agrees to be bound by this covenant as the Principal Insurance Subsidiary; or

            (c) are made after such Principal Insurance Subsidiary, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due of the principal of and premium, if any, and interest on the Notes and agrees to comply with the restrictions that are applicable to it hereunder; or

            (d) are made to the Company or any wholly owned Subsidiary if such wholly owned Subsidiary agrees to be bound by this covenant as the Principal Insurance Subsidiary and the Company agrees to maintain such wholly owned Subsidiary as a wholly owned Subsidiary.

            or, (ii) permit the Principal Insurance Subsidiary to (a) merge or consolidate, unless the surviving corporation meets the requirements of the following paragraph; or (b) convey, transfer, lease or sell its properties and assets substantially as an entirety to any Person, except to an entity that meets the requirements of the following paragraph.

            Notwithstanding the foregoing, the Principal Insurance Subsidiary may be merged into or consolidated with another insurance company or health maintenance organization organized under the laws of the United States of America, any province or state thereof, the Commonwealth of Puerto Rico or the District of Columbia if, after giving effect to such merger or consolidation, the Company or any wholly owned Subsidiary owns at least 80% of the voting stock of such other insurance company or health maintenance organization then issued and outstanding free and clear of any Lien and if, immediately after giving effect thereto and treating any such resulting institution thereafter as the Principal Insurance Subsidiary and as a Subsidiary for purposes of this Agreement, no Default has occurred and is continuing.

          11.5. LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

            Create or otherwise cause or permit to exist or become effective, or permit any of its Subsidiaries to create or otherwise cause or permit to exist or become effective, any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its capital stock, (ii) make any loans or advances to the Company, or (iii) transfer any of its property or assets to the Company, to the extent such encumbrance or restriction materially affects the ability of the Company to comply with all its material obligations, including its obligations hereunder. The foregoing limitations shall not apply to encumbrances or restrictions existing under or by reason of (a) any encumbrances or restrictions pursuant to an agreement in effect on the date of this Agreement, (b) any restrictions, with respect to a Person that is not a Subsidiary on the date of this Agreement, under any agreement in existence at the time such Person becomes a Subsidiary (unless such agreement was entered into in connection with, or in contemplation of, such Person becoming a Subsidiary on or after the date of this Agreement), (c) any restrictions existing under any agreement that amends, refinances or replaces the agreement containing restrictions described in the foregoing clauses (a) and
(b) and this clause (c), provided that the terms and conditions of any such restrictions, taken as a whole, are not materially less favorable to the Holders of the Notes than those under the agreement so amended, refinanced or replaced,
(d) customary non-assignment or sublease provisions of any lease governing a leasehold interest of any Subsidiary, (e) those imposed by applicable law or regulation, (f) those imposed by an agreement with a regulatory authority, and (g) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary. This Section 11.5 shall not apply as long as the Notes are rated in one of the four highest rating categories by any nationally recognized statistical rating organization.

          11.6. LIMITATION ON ADDITIONAL INDEBTEDNESS.

            Incur or permit any of its Subsidiaries to incur or become liable with respect to any Indebtedness for Borrowed Money, unless after giving pro forma effect to the incurrence of such indebtedness and the application of the proceeds thereof the Consolidated Debt Service Coverage Ratio of the Company shall be equal to or greater than 1.25 to 1.00. For purposes hereof, the Consolidated Debt Service Coverage Ratio, as of any date of determination, means the ratio of (1) net income for the most recent four fiscal quarters for which financial statements have been made available to the Holders, plus interest expense, depreciation and amortization for such period, to the extent deducted from revenues in calculating net income, to (2) principal and interest payable with respect to Indebtedness for Borrowed Money, all calculated on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP. This Section 11.6 shall not apply as long as the Notes are rated in one of the four highest rating categories by any nationally recognized statistical rating organization.

          11.7. WAIVER OF CERTAIN COVENANTS.

            The Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 10.5, 11.3, 11.4, 11.5 and
11.6 hereof, if before the time for such compliance, the Majority Holders shall by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent expressly so waived, and, until such waiver shall become effective, the obligations of the Company in respect of such term, provision or condition shall remain in full force and effect.

12.   EVENTS OF DEFAULT.

      An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

            (a) failure to pay interest on the Notes for more than five (5) days after the payment is due; or

            (b) failure to pay principal or premium, if any, on any Note when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

            (c) any breach of Section 11.1 hereof, which breach remains unremedied for thirty (30) days; or

            (d)   any breach of Section 11.2, 11.3, 11.4, 11.5 or 11.6 hereof;
                  or

            (e) failure by the Company or any Significant Subsidiary to observe or perform in any material respect any other covenant contained herein for thirty (30) days after the Majority Holders give written notice to the Company thereof; or

            (f) the Company or any Significant Subsidiary shall default in the payment of any principal or interest due (regardless of amount) under any Indebtedness for Borrowed Money in an aggregate principal amount in excess of Five Million United States Dollars (US$5,000,000), which default shall have resulted in such Indebtedness for Borrowed Money becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within thirty
                  (30) days after written notice of such default shall have been given to the Company or such Significant Subsidiary, as the case may be, requesting such acceleration to be rescinded or annulled and stating the such notice is a "notice of default" hereunder; provided, that if such default shall be cured by the Company or such Significant Subsidiary or waived by the holders of such Indebtedness for Borrowed Money, the Event of Default hereunder by reason thereof shall likewise be deemed to have been cured without any action on the part of any of the holders; or

            (g) any judgment or decree for the payment of money in excess of Five Million United States Dollars (US$5,000,000) shall be rendered against the Company or any Significant Subsidiary and shall not be fully covered by insurance, and there is a period of sixty (60) days following such judgment during which such judgment or decree is not discharged, waived, or the execution thereof stayed; or

            (h) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable United States federal, state or provincial bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or

            (i) the institution by the Company or any Significant Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable United States federal, state or provincial bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by the Company or any Significant Subsidiary of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action.

13.   REMEDIES ON DEFAULT, ETC.

          13.1. ACCELERATION.

            (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 12 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

            (b) If any other Event of Default has occurred and is continuing, the Majority Holders may, at their option, by notice given to the Company as provided for herein, declare all the Notes to be immediately due and payable.

            Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

          13.2. OTHER REMEDIES.

            If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, you may proceed to protect and enforce your rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

          13.3. RESCISSION.

            At any time after any Notes have been declared due and payable pursuant to clause (a) or (b) of Section 13.1, by written notice to the Company, the Majority Holders may rescind and annul any such declaration and its consequences if (i) the Company has paid all overdue interest on the Notes, all principal of the Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (ii) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (iii) no judgment or decree has been entered for the payment of any monies due pursuant hereto to the holders of the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

          13.4. NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

            No course of dealing and no delay in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Notes shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under
Section 15, the Company will pay on demand such further amount as shall be sufficient to cover all reasonable out-of-pocket costs and expenses incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

14.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

          14.1. REGISTRATION OF NOTES.

            The Company shall keep at its principal executive office a register for the registration and registration of transfers of the Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. If and as applicable, the Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

          14.2. TRANSFER AND EXCHANGE OF NOTES.

            Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than One Million United States Dollars (US$1,000,000), provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than One Million United States Dollars (US$1,000,000). Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1, 6.2 and 6.3.

          14.3. REPLACEMENT OF NOTES.

            Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor which is the registered holder, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, the Purchasers or an Institutional Investor with a minimum net worth of at least One Hundred Million United States Dollars (US$100,000,000), such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

            (b) in the case of mutilation, upon surrender and cancellation thereof,

            the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.   PAYMENTS ON NOTES.

          15.1. PLACE OF PAYMENT.

            Subject to Section 15.2, payments of principal becoming due and payable on the Notes shall be made in San Juan, Puerto Rico at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either a principal office of the Company in Puerto Rico or a principal office of a bank or trust company in Puerto Rico. Interest shall be payable by check mailed to the registered holders of the Notes at their address set forth in the registration books held by the Company or, in the case of holders of at least One Million United States Dollars (US$1,000,000) in aggregate principal amount, by wire transfer to the account set forth in such registration books.

          15.2. HOME OFFICE PAYMENT.

            So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section
15.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section
15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 15.2.

16.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

      The representations and warranties contained in Section 5 hereof shall survive the execution and delivery of this Agreement, the Notes and the purchase by you of any Note or portion thereof or interest therein, regardless of any investigation made at any time by or on behalf of you. Such representations and warranties are not for the benefit of any subsequent holder of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company to the Purchasers pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.   AMENDMENT AND WAIVER.

          17.1. REQUIREMENTS.

            This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Majority Holders and the Company, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and
(b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any redemption or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or
(iii) amend any of Sections 8, 12(a), 12(b), 13, 17 or 20 hereof.

          17.2. SOLICITATION OF HOLDERS OF NOTES.

            (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with the same information provided to any other holders with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

            (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or of the Notes, unless such remuneration is concurrently offered (and paid if accepted) or paid, or security is concurrently offered (and granted if accepted) or granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

          17.3. BINDING EFFECT, ETC.

            Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

          17.4. NOTES HELD BY COMPANY, ETC.

            Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

          17.5. CONSENT OF MAJORITY HOLDERS.

            Whenever consent of the holders of Notes is required by this Agreement, the Company will request the consent of such holders through written notice to each holder of record. The Company may engage the services of a third party in order to assist the Company to obtain consent of said holders of the Notes.

18.   NOTICES.

      All notices and communications provided for hereunder shall be in writing and sent either by (a) telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) registered or certified mail with return receipt requested (postage prepaid), or (c) a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (a) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

            (b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

            (c) if to the Company, to the Company at 1441 F. D. Roosevelt Avenue, Sixth Floor, San Juan, Puerto Rico 00920, Attention:
                  Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

      Notices under this Section 18 will be deemed given only when actually received.

19.   REPRODUCTION OF DOCUMENTS.

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.   CONFIDENTIAL INFORMATION.

      For the purposes of this Section 20, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any of its Affiliates in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Affiliate, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf or (c) otherwise becomes known to you other than through disclosure by or on behalf of the Company or any of its Affiliates or as a result of a breach of a confidentiality agreement (which breach is known to you). You will maintain the confidentiality of such Confidential Information and will not disclose it to other Persons and (except in connection with your holding of Notes and exercise of rights under the Notes or this Agreement) will not use it, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes and provided such recipients are advised of the confidential nature of such information), (ii) your financial advisors and other professional advisors (to the extent such disclosure reasonably relates to your investment in the Notes) who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder (unless known by you to be a competitor of the Company) of any Note, (iv) any Institutional Investor (unless known by you to be a competitor of the Company) to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section
20), (v) any Person (unless known by you to be a competitor of the Company) from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) as may be required by any federal or state regulatory authority having jurisdiction over you, (vii) as may be required by any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. Without limiting the foregoing, on reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder under this Agreement, such holder will enter into a separate agreement with the Company embodying and confirming the provisions of this Section 20.

21.   MISCELLANEOUS.

          21.1. SUCCESSORS AND ASSIGNS.

            All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

          21.2. PAYMENTS DUE ON NON-BUSINESS DAYS.

            Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

          21.3. SEVERABILITY.

            Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

          21.4. CONSTRUCTION.

            Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, which action such Person is prohibited from taking, such provision shall be applicable whether such action is taken by such Person or on such Person's behalf. Titles and headings of the sections of this Agreement appear as a matter of convenience only and shall not affect the construction hereof. The words "HEREIN," "HEREOF," "HEREUNDER" and "HERETO" refer to this Agreement as a whole. The term "INCLUDING" means "INCLUDING WITHOUT LIMITATION" whether or not so expressed. All currencies used herein are U.S. dollars.

          21.5. COUNTERPARTS.

            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

          21.6. GOVERNING LAW.

            This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Puerto Rico without giving effect to any principles of conflicts of law which might make the laws of any other jurisdiction applicable.

                                    * * * * *

            If you are in agreement with the foregoing, please so indicate by signing the acceptance on the accompanying counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement among you and the Company.

                                            Very truly yours,

                                            TRIPLE - S MANAGEMENT CORPORATION

                                            /s/
                                          ___________________________________
                                                  Juan Jose Roman, CPA
                                                Vice President of Finance and
                                                  Chief Financial Officer

The foregoing is hereby agreed
to as of the date thereof:

First Puerto Rico Tax-Exempt Target Maturity Fund II, Inc.
First Puerto Rico Tax-Exempt Target Maturity Fund III, Inc.
First Puerto Rico Tax-Exempt Target Maturity Fund IV, Inc.
First Puerto Rico Tax-Exempt Target Maturity Fund V, Inc.
First Puerto Rico Tax-Exempt Fund, Inc.
First Puerto Rico Tax-Advantaged Target Maturity Fund II, Inc.
First Puerto Rico Income Opportunities Target Maturity Fund II, Inc. First Puerto Rico AAA Target Maturity Fund I, Inc.
First Puerto Rico AAA Target Maturity Fund II, Inc.
First Puerto Rico Equity Opportunities Fund, Inc.
First Puerto Rico Growth and Income Fund, Inc.

By:   /s/
     ____________________________________________________
     Name:  Juan C. Batlle
     Title:  Senior Vice President

                                                                      SCHEDULE A

                       INFORMATION RELATING TO PURCHASERS

                                                                                             Principal Amount of
Name and Address of Purchasers                                                              Notes to be Purchased
------------------------------                                                              ---------------------
First Puerto Rico Tax-Exempt Target Maturity Fund II, Inc.                                     $  1,800,000.00
First Puerto Rico Tax-Exempt Target Maturity Fund III, Inc.                                    $  2,000,000.00
First Puerto Rico Tax-Exempt Target Maturity Fund IV, Inc.                                     $  1,000,000.00
First Puerto Rico Tax-Exempt Target Maturity Fund V, Inc.                                      $  2,500,000.00
First Puerto Rico Tax-Exempt Fund, Inc.                                                        $  2,500,000.00
First Puerto Rico Tax-Advantaged Target Maturity Fund II, Inc.                                 $  7,000,000.00
First Puerto Rico Income Opportunities Target Maturity Fund II, Inc.                           $ 32,950,000.00
First Puerto Rico AAA Target Maturity Fund I, Inc.                                             $  3,500,000.00
First Puerto Rico AAA Target Maturity Fund II, Inc.                                            $  4,500,000.00
First Puerto Rico Equity Opportunities Fund, Inc.                                              $  1,250,000.00
First Puerto Rico Growth and Income Fund, Inc.                                                 $  1,000,000.00

All payments by wire transfer of immediately available funds to:

Citibank, N.A.

ABA 021000089

For further credit to each Purchaser's DDA account specified below:

1.)   First Puerto Rico Tax-Exempt Target Maturity Fund II, Inc. DDA acct
      36200856

2.)   First Puerto Rico Tax-Exempt Target Maturity Fund III, Inc. DDA acct
      36203168

3.)   First Puerto Rico Tax-Exempt Target Maturity Fund IV, Inc. DDA acct
      36205649

4.)   First Puerto Rico Tax-Exempt Target Maturity Fund V, Inc. DDA acct
      36206748

5.)   First Puerto Rico Tax-Exempt Fund, Inc. DDA acct 36207513

6.) First Puerto Rico Tax-Advantaged Target Maturity Fund II, Inc. DDA acct 36240858

                                   Schedule A

7.) First Puerto Rico Target Maturity Income Opportunities Fund II, Inc. DDA acct 36245085

8.)   First Puerto Rico AAA Target Maturity Fund I, Inc DDA acct 36242386

9.)   First Puerto Rico AAA Target Maturity Fund II, Inc. DDA acct 36243717

10.)  First Puerto Rico Equities Opportunities Fund, Inc. DDA acct 36203504

11.)  First Puerto Rico Growth and Income, Inc. DDA acct 36780643 with sufficient information to identify the source and application of such funds.

All notices of payments and written confirmations of such wire transfers

      Santander Asset Management
      Suite 900, 221 Ponce de Leon Ave
      Hato Rey,  Puerto Rico 00917-1825
      Att: Frank Serra Operations Vice-President

(3)   All other communications:

      Santander Asset Management
      Suite 900, 221 Ponce de Leon Ave
      Hato Rey,  Puerto Rico 00917-1825
      Att: Frank Serra Operations Vice-President

      Telephone 787-759-5342
      Telefax      787-296-5435

(4)   Notes are to be delivered to:
      Santander Asset Management Corporation, as investment advisor for the Purchasers

                                   Schedule A

                                                                      SCHEDULE B

                                  DEFINED TERMS

      As used herein, the following terms have the respective meanings set forth below or set forth in the section hereof following such term:

      "AFFILIATE" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an "AFFILIATE" is a reference to an Affiliate of the Company.

      "ANTI-MONEY LAUNDERING LAWS" means all applicable laws, rules, regulations and other requirements relating to applicable anti-money laundering rules, including the USA Patriot Act of 2001 (the "PATRIOT ACT"), the regulations administered by the U.S. Department of Treasury's Office of Foreign Assets Control thereunder and other applicable U.S. and non-U.S. anti-money laundering laws, statutes, regulations and internal rules in connection therewith.

      "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in San Juan, Puerto Rico are required or authorized to be closed.

      "CLOSING" is defined in Section 3.

      "CODE" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder as in effect on the Closing.

      "COMPANY" means Triple-S Management Corporation, a Puerto Rico corporation.

      "CONFIDENTIAL INFORMATION" is defined in Section 20.

      "CONTROL" (and the correlative terms thereof) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

      "DEFAULT RATE" means that rate of interest that is the greater of (i) two percent (2%) per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) two percent (2%) over the rate of interest publicly announced from time to time by Citibank, N.A. in New York City as its "BASE" or "PRIME" rate for U.S. dollar commercial loans.

      "ENVIRONMENTAL LAWS" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 210 of ERISA.

      "EVENT OF DEFAULT" is defined in Section 12.

      "EXCHANGE ACT" is defined in Section 7.1(a).

      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

      "GOVERNMENTAL AUTHORITY" means

      (a) the government of

            (i) the United States of America, the Commonwealth of Puerto Rico or any State of the United States or other political subdivision thereof, or

            (ii) any jurisdiction in which the Company or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any of its Subsidiaries, or

      (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

      "GROUP MEMBER" shall mean the Company and each of its Subsidiaries.

      "HOLDER" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section 14.1.

      "INDEBTEDNESS FOR BORROWED MONEY" means any obligation (whether present or future or secured or unsecured) for the payment or repayment of money borrowed or raised (whether or not for a cash consideration), by whatever means (including deposits and financial leasing or under or pursuant to any letter of credit (once such letter of credit shall have been drawn upon) to secure financial accommodation, promissory note, certificate of deposit or like instrument (whether negotiable or otherwise) or any acceptance credit facility, note purchase facility or bill acceptance or discounting facility or like arrangement entered into) by any Person in order to enable it to finance its operations or capital requirements; it being acknowledged that reimbursement obligations in respect of advance payments made by or on behalf of third party customers in relation to purchase orders to the Company are not "INDEBTEDNESS FOR BORROWED MONEY."

      "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note and
(b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, trust, corporation, partnership or any other similar financial institution or entity, regardless of legal form that is an "accredited investor" as defined in Rule 501(a) under the Securities Act; provided, however, that any investment company licensed under the laws of the Commonwealth of Puerto Rico and exempt from registration under the Investment Company Act of 1940 which otherwise meets the criteria of an "accredited investor" under Rule 501(a), shall qualify as an "INSTITUTIONAL INVESTOR".

      "LIEN" means any mortgage, pledge, lien, hypothecation, prior claim, security interest or other charge or encumbrance and any deferred purchase, sale-and-purchase or sale-and-leaseback arrangement and any other arrangement of a like or similar effect.

      "MAJORITY HOLDERS" means the holders of Notes representing in the aggregate a majority in aggregate outstanding principal amount of the Notes.

      "MATERIAL" means, with respect to any Person, material in relation to the business, operations or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole; provided that for purposes of this Agreement, any amount or obligation shall be deemed to be "material" if it equals or exceeds 10% of the Company's consolidated stockholder's equity, as set forth in the most recent annual or quarterly financial statements of the Company filed with the SEC or otherwise delivered to the holders of the Notes.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or the Notes, or (c) the validity or enforceability against the Company of this Agreement or the Notes.

      "MULTIEMPLOYER PLAN" means any Plan that is a "MULTIEMPLOYER PLAN" (as such term is defined in section 4001(a)(3) of ERISA).

      "NOTES" is defined in Section 1.

      "OFFICER'S CERTIFICATE" means, with respect to any Person, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

      "OPINION OF COUNSEL" means a written opinion of counsel from legal counsel who is acceptable to the Majority Holders. The counsel may be an employee of, or external counsel to the Company.

      "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or a government or agency or political subdivision thereof.

      "PLAN" means an "EMPLOYEE BENEFIT PLAN" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

      "PRINCIPAL INSURANCE SUBSIDIARY" means Triple-S, Inc. and its successors and assigns.

      "PRIRC" means the Puerto Rico Internal Revenue Code of 1994, as amended.

      "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

      "PRUSA" is defined in Section 6.1(a).

      "PURCHASERS" means the Persons named as such in Schedule A of this Agreement.

      "QPAM EXEMPTION" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

      "REDEMPTION DATE" is defined in Section 9.1.

      "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

      "RISK-BASED CAPITAL RATIO" ("RBC") means the Risk-based capital ratio of the Company computed in accordance with the formula promulgated by the National Association of Insurance Commissioners to measure the amount of capital required from time to time to support the consolidated business operations of holding companies principally engaged in the business of the Company, considering, among others, the size of its assets, risk profile and reserve items.

      "SEC" is defined in Section 7.1(a).

      "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

      "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of any Person.

      "SIGNIFICANT SUBSIDIARY" means any Subsidiary (including its Subsidiaries) of the Company which (1) is principally engaged in (a) the healthcare and medical insurance business as an insurance company or a health maintenance organization, (b) the property and casualty insurance business, or (c) the life insurance business, and (2) meets any of the following conditions: (i) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 20 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 20 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 20 percent of such income of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; provided, however, that for purposes of paragraphs (h) and (i) of Section 12 hereof, the term "SIGNIFICANT SUBSIDIARY" shall mean any Subsidiary of the Company which generates gross revenues in an amount that exceeds 20 percent of the consolidated gross revenues of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year.

      "SUBSIDIARY" means with respect to any Person, any other Person more than fifty percent of whose stock or other equity interest of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors (or equivalent officials) of such other Person (irrespective of whether or not at the time stock or other equity interests of any class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries. Unless the context otherwise clearly requires, any reference to a "SUBSIDIARY" is a reference to a Subsidiary of the Company.

      "TREASURY" means the Puerto Rico Treasury Department.

      "WHOLLY OWNED SUBSIDIARY" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by the Company, or by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company.

                                                                    SCHEDULE 5.3

                       Financial Statements of the Company

         Audited Consolidated Financial Statements for the Company for the fiscal year ended on December 31, 2004 and Non-Audited Consolidated Financial Statements for the Company for the quarter ended on September 30, 2005.

                                   Sch 5.3 -1

                                                                    SCHEDULE 5.6

                                   Litigation

(i) Drs. Carlyle Benavent and Ibrahim Perez (the plaintiffs) caused the initiation of an administrative proceeding before the Puerto Rico Commissioner of Insurance (the "Commissioner") against the Company and Triple-S, Inc. ("TSI"), one of its wholly owned subsidiaries, alleging the illegality of the repurchase and subsequent sale of 1,582 shares of TSI's common stock due to the fact that the ultimate purchasers of said shares were selected on an improper and selective basis by the Company in violation of the Puerto Rico Insurance Code. The plaintiffs alleged that they were illegally excluded from participation in the sale of shares by TSI due to the illegally selective nature of the sale of shares and that, consequently the sale of shares should be eliminated.

      On December 1996, the Commissioner issued an order to annul the sale of the 1,582 shares that TSI had repurchased from the estate of deceased stockholders. TSI contested such orders through an administrative and judicial review process. Consequently, the sale of 1,582 shares was cancelled and the purchase price was returned to each former stockholder. In the year 2000, the Commissioner issued a pronouncement providing further clarification of the content and effect of the order. This order also required that all corporate decisions undertaken by TSI through the vote of its stockholders of record, be ratified in a stockholders' meeting or in a subsequent referendum. In November 2000, the Company, as the sole stockholder of TSI, ratified all such decisions. Furthermore, on November 19, 2000, the Company held a special stockholders' meeting, where a ratification of these decisions was undertaken except for the resolution related to the approval of the reorganization of TSI and its subsidiaries. This resolution did not reach the two thirds majority required by the order because the number of shares that were present and represented at the meeting was below such amount (total shares present and represented in the stockholders' meeting was 64%). As stipulated in the order, the Company began the process to conduct a referendum among its stockholders in order to ratify such resolution. The process was later suspended because upon further review of the scope of the order, the Commissioner issued an opinion in a letter dated January 8, 2002 which indicated that the ratification of the corporate reorganization was not required.

      In another letter dated March 14, 2002, the Commissioner stated that the ratification of the corporate reorganization was not required and that TSI had complied with the Commissioner's order of December 6, 1996 related to the corporate reorganization. Thereafter, the plaintiffs filed a petition for review of the Commissioner's determination before the Puerto Rico Circuit Court of Appeals. Such petition was opposed by TSI and by the Commissioner.

      Pursuant to that review, on September 24, 2002, the Puerto Rico Circuit Court of Appeals issued an order requiring the Commissioner to order a meeting of stockholders to ratify TSI's corporate reorganization and the change of name of TSI from Seguros de Servicio de Salud de Puerto Rico, Inc. to Triple-S, Inc. The Puerto Rico Circuit Court of Appeals

                                   Sch 5.6 -1
      based its decision on administrative and procedural issues directed at the Commissioner. The Commissioner filed a motion of reconsideration with the Puerto Rico Circuit Court of Appeals on October 11, 2002. TSI and the Company also filed a motion of reconsideration.

      On October 25, 2002, the Puerto Rico Circuit Court of Appeals dismissed the Commissioner's Motion for Reconsideration and ordered the plaintiffs to reply to TSI's and the Company's Motion of Reconsideration.

      On May 18, 2003, the Puerto Rico Circuit Court of Appeals granted TSI's and the Company's Motion of Reconsideration. The Puerto Rico Circuit Court of Appeals held that the Commissioner had the authority to waive the celebration of a referendum to ratify TSI's reorganization and that therefore the reorganization of TSI, inasmuch as the 1,582 shares annulled were not decisive, was approved by the stockholders.

      On June 26, 2003, the two stockholders presented a writ of certiorari before the Supreme Court of Puerto Rico. TSI and the Company filed a motion opposing the issuance of the writ. The writ was issued by the Supreme Court on August 22, 2003, when it ordered the Puerto Rico Circuit Court of Appeals to transmit the record of the case. On December 1, 2003, the plaintiffs filed a motion submitting their case on the basis of their original petition. TSI and the Company filed its brief on December 30, 2003, while the Commissioner, in turn, filed a separate brief on December 31, 2003. On June 24, 2004 the Supreme Court ordered the plaintiffs to file a brief in support of their allegations. The case is still pending before the Supreme Court of Puerto Rico. It is the opinion of management that the corporate reorganization as approved is in full force and effect.

(ii) On September 4, 2003, Jose Sanchez and others filed a putative class action complaint against the Company, present and former directors of the Company and TSI, and others, in the United States District Court for the District of Puerto Rico, alleging violations under the Racketeer Influenced and Corrupt Organizations Act, better known as the RICO Act. The suit, among other allegations, alleges a scheme to defraud the plaintiffs by acquiring control of TSI through illegally capitalizing TSI and later converting it to a for-profit corporation and depriving the stockholders of their ownership rights. The plaintiffs base their later allegations on the supposed decisions of TSI's board of directors and stockholders, allegedly made in 1979, to operate with certain restrictions in order to turn TSI into a charitable corporation, basically forever. On March 4, 2005 the Court issued an Opinion and Order. In this Opinion and Order, of the twelve counts included in the complaint, eight counts were dismissed for failing to assert an actionable injury; six of them for lack of standing and two for failing to plead with sufficient particularity in compliance with the Rules. All shareholder allegations, including those described above, were dismissed in the Opinion and Order. The remaining four counts were found standing, in a limited way, in the Opinion and Order. Finally, the Court ordered that by March 24, 2005 one of the counts left standing be replead to conform to the Rules and that by March 28, 2005 a proposed schedule for discovery and other submissions be filed. The count was amended and accepted by the Court, the discovery schedule was submitted. The parties just finished class certification discovery. On

                                   Sch 5.6 -2

      November 30, 2005, Plaintiffs filed their briefs in support of their request for class certification. Defendants filed their opposition on December 14, 2005. This case is still pending before the United States District Court for the District of Puerto Rico.

(iii) On April 24, 2002, Octavio Jordan, Agripino Lugo, Ramon Vidal, and others filed a suit against the Company, TSI and others in the Court of First Instance for San Juan, Superior Section, alleging, among other things, violations by the defendants of provisions of the Puerto Rico Insurance Code, practices, unfair business practices and damages in the amount of $12.0 million. They also requested that the Company sell shares to them. After a preliminary review of the complaint, it appears that many of the allegations brought by the plaintiffs have been resolved in favor of the Company and TSI in previous cases brought by the same plaintiffs in the United States District Court for the District of Puerto Rico and by most of the plaintiffs in the local courts. The defendants, including the Company and TSI answered the complaint, filed a counterclaim and filed several motions to dismiss this claim. On February 18, 2005 the plaintiffs informed their intention to amend the complaint and the Court granted then 45 days to do so and 90 days to defendants to file the corresponding motion to dismiss. On May 9, 2005 the plaintiffs filed the amended complaint and defendants are preparing the corresponding motions to dismiss this amended complaint. The plaintiffs amended the complaint to allege similar causes of action dismissed by the United States District Court for the District of Puerto Rico in the Sanchez case. Defendants moved to dismiss the amended complaint. Plaintiffs have notified their opposition to some of the defendants' motions to dismiss. Defendants will reply once the oppositions to all of the defendant's motions are notified.

(iv) On May 22, 2003 a putative class action suit was filed by Kenneth A. Thomas, M.D. and Michael Kutell, M.D., on behalf of themselves and all other similarly situated and the Connecticut State Medical Society against the Blue Cross and Blue Shield Association ("BCBSA") and multiple other insurance companies, including TSI. The case is pending before the United States District Court for the Southern District of Florida, Miami District.

      The individual plaintiffs bring this action on behalf of themselves and a class of similarly situated physicians seeking redress for alleged illegal acts of the defendants which they allege have resulted in a loss of their property and a detriment to their business, and for declaratory and injunctive relief to end those practices and prevent further losses. Plaintiffs alleged that the defendants, on their own and as part of a common scheme, systematically deny, delay and diminish the payments due to doctors so that they are not paid in a timely manner for the covered, medically necessary services they render.

      The class action complaint alleges that the health care plans are the agents of BCBSA licensed entities, and as such have committed the acts alleged above and acted within the scope of their agency, with the consent, permission, authorization and knowledge of the others, and in furtherance of both their interest and the interests of other defendants.

      Management believes that TSI was brought to this litigation for the sole reason of being associated with BCBSA. However, on June 18, 2004, the plaintiffs moved to amend the

                                   Sch 5.6 -3
      complaint to include the Colegio de Medicos Cirujanos de Puerto Rico (a compulsory association grouping all physicians in Puerto Rico), Marissel Velazquez, M.D., President of Colegio de Medicos y Cirujanos de Puerto Rico, and Andres Melendez, M.D., as plaintiffs against TSI. Later, Marissel Velazquez, M.D. voluntarily dismissed her complaint against TSI.

      TSI, along with the other defendants, moved to dismiss the complaint under multiple grounds, including but not limited to arbitration and applicability of the McCarran Ferguson Act.

(v) On December 8, 2003 a putative class action was filed by Jeffrey Solomon, M.D., and Orlando Armstrong, M.D., on behalf of themselves and all other similarly situated and the American Podiatric Medical Association, Florida Chiropractic Association, California Podiatric Medical Association, Florida Podiatric Medical Association, Texas Podiatric Medical Association, and Independent Chiropractic Physicians, against BCBSA and multiple other insurance companies, including TSI, all members of BCBSA. The case is still pending before the United States District Court for the Southern District of Florida, Miami District.

      The individual plaintiffs bring this action on behalf of themselves and a class of similarly situated physicians seeking redress for alleged illegal acts of the defendants which are alleged to have resulted in a loss of plaintiff's property and a detriment to their business, and for declaratory and injunctive relief to end those practices and prevent further losses. Plaintiffs alleged that the defendants, on their own and as part of a common scheme, systematically deny, delay and diminish the payment due to the doctors so that they are not paid in a timely manner for the covered, medically necessary services they render.

      The class action complaint alleges that the health care plans are the agents of BCBSA licensed entities, and as such have committed the acts alleged above and acted within the scope of their agency, with the consent, permission, authorization and knowledge of the others, and in furtherance of both their interest and the interests of other defendants.

      On June 25, 2004, the plaintiffs amended the complaint but the allegations against TSI did not vary. TSI, along with the other defendants, moved to dismiss the complaint under multiple grounds, including but not limited to arbitration and applicability of the McCarran Ferguson Act. Management believes that TSI was made a party to this litigation for the sole reason that TSI is associated with BCBSA. TSI, along with the other defendants, moved to dismiss the complaint under multiple grounds, including but not limited to arbitration and applicability of the McCarran Ferguson Act.

                                   Sch 5.6 -4

                                                                    SCHEDULE 5.8

                                      Liens

      The Company's real properties located at 1441 F.D. Roosevelt Avenue in San Juan, Puerto Rico and 1510 F.D. Roosevelt Avenue in Guaynabo, Puerto Rico are subject to a mortgage in favor of FirstBank Puerto Rico, as collateral to a credit agreement between the Company and FirstBank Puerto Rico dated as of June 29, 1999, as amended on August 30, 2001.

                                   Sch 5.9 -1

                                                                   SCHEDULE 5.13

                    Existing Indebtedness for Borrowed Money

TRIPLE-S MANAGEMENT CORPORATION

                                                                                Principal Amount
                                                                                Outstanding as of
Lender                                       Description                        Sept. 30, 2005
------                                       -----------                        --------------
FirstBank Puerto Rico                       Secured Loan                           $29,500,000

FirstBank Puerto Rico                       Secured Note                           $11,500,000

Santander Family of Funds                   Guaranty of Triple-S, Inc.             $50,000,000
                                            6.30% Senior Unsecured Notes
                                            due September 2019

TRIPLE-S, INC.

                                                                       Principal Amount
                                                                       Outstanding as of
Lender                              Description                        Sept. 30, 2005
------                              -----------                        --------------
Triple-S Management Corporation     Surplus Note                           $26,000,000

Santander Family of Funds           Senior Unsecured Notes                 $50,000,000
                                    6.30% Senior Unsecured Notes
                                    due September 2019

                                   Sch 5.13 -1

                                                                       EXHIBIT 1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS NOT TRANSFERABLE EXCEPT PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND IN ACCORDANCE WITH THE REQUIREMENTS OF THE NOTE PURCHASE AGREEMENT REFERRED TO HEREIN.

                        TRIPLE-S MANAGEMENT CORPORATION

                 6.60% SENIOR UNSECURED NOTE DUE DECEMBER 2020

No. [-]                                                       December [-], 2005
US[$__________]                                              [                 ]

      FOR VALUE RECEIVED, the undersigned, TRIPLE-S MANAGEMENT CORPORATION (herein called the "COMPANY"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, hereby promises to pay to [-], or registered assigns, the principal sum of [-] DOLLARS (US$-) on December 21, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of six and six tenths percent (6.60%) per annum from the date hereof, payable monthly in arrears, on the first (1st) day of each month, commencing on January 1, 2006, until the principal hereof shall have become due and payable; and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable monthly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement); provided, however, that, in the event that the Company's Risk Based Capital Ratio (as defined in the Note Purchase Agreement) is less than three hundred seventy-five percent (375%) during a period of at least one year, the interest rate payable on the principal hereof on any interest payment date after the expiration of such year shall increase to six and seventy-five tenths percent (6.75%) per annum while such condition exists.

      The Company may, at its option, upon notice as provided in Section 9.1 of the Note Purchase Agreement, redeem and prepay prior to maturity from time to time, all or any part of the principal hereof on or after January 1, 2011 at a price equal to one hundred percent (100%) of the amount of principal to be redeemed together with accrued and unpaid interest, if any, to the date of redemption specified by the Company (the "REDEMPTION DATE").

      The Company will give the holder of this Note written notice of any redemption under Section 9.1 of the Note Purchase Agreement not less than thirty
(30) days and not more than sixty (60) days prior to any Redemption Date.

      Payments of principal with respect to this Note shall to be made in lawful money of the United States of America at the principal office of the Company in San Juan, Puerto Rico

                                     Exh 1-1
or at such other place in Puerto Rico as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement.

      This Note is one of a series of Senior Unsecured Notes issued pursuant to the Note Purchase Agreement, dated December 15, 2005, as from time to time amended or as the terms thereof may be waived (the "NOTE PURCHASE AGREEMENT"), between the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in
Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement.

      This Note is registered in a register kept at the principal executive office of the Company and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

      If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

      This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Puerto Rico without regard to any principles of conflicts of law which might apply the laws of any other jurisdiction.

                                    TRIPLE-S MANAGEMENT CORPORATION

                                    By: /s/
                                       -------------------------------------
                                    Name:  Juan Jose Roman, CPA
                                    Title:  Vice President of Finance and
                                    Chief Financial Officer

                                     Exh 1-2

                                                                     EXHIBIT 2-A

               Form of Opinion of Pietrantoni Mendez & Alvarez LLP

1. The Note Purchase Agreement has been duly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery thereof by the Purchasers) constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Notes have been duly authorized by the Company for offer, sale, issuance and delivery pursuant to the Note Purchase Agreement and, when issued and delivered in the manner provided for in the Note Purchase Agreement and delivered against payment of the consideration therefor provided for in the Note Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the due authorization, execution and delivery by the Company of the Note Purchase Agreement and the Notes or for the performance by the Company of the transactions contemplated in the Note Purchase Agreement, except such as have been previously made, obtained or rendered, as applicable.

                                    Exh 2-A-1

                                                                     EXHIBIT 2-B

                  Form of Opinion of Enrique R. Ubarri Baragano

1 The Company, and each of its Significant Subsidiaries, has been duly organized and is validly existing as a corporation under the laws of the Commonwealth of Puerto Rico and is in good standing with the Commonwealth of Puerto Rico.

2. The Company, and each of its Significant Subsidiaries, has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged.

3. The Note Purchase Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and constitute legal, valid and binding obligations of the Company (assuming, with respect to the Note Purchase Agreement and any Notes issued to a Purchaser, the due authorization, execution and delivery of the Note Purchase Agreement by such Purchaser), enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the application of equitable principles and the availability of equitable remedies.

4. The execution, delivery and performance by the Company of the Note Purchase Agreement and the Notes do not and will not (i) in any material respect contravene, result in any breach of, constitute a default under, require the consent of any party or result in the creation of any Lien in respect of any property of the Company or any of its Subsidiaries under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other material agreement or instrument to which the Company or any of its Subsidiaries is bound or by which their properties may be bound or affected, (ii) contravene, result in any breach of or constitute a default under an agreement with any Governmental Authority, (iii) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries, or (iv) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries.

5. To the best of your knowledge and information, the conduct of the respective businesses of the Company and its Subsidiaries is not in violation of any federal, state or local statute, administrative regulation or other law, which violation is likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and the Company and its Significant Subsidiaries have obtained all material licenses as are necessary or required for the conduct of their businesses as presently conducted.

6.    To the best of your knowledge and information, except as disclosed in
      Schedule 5.6 of the Note Purchase Agreement, there are no actions, suits or proceedings pending or

                                    Exh 2-B-1
      threatened against or affecting the Company, any of its Subsidiaries or any of their properties, in any court or before any arbitrator or administrative agency of any kind or before or by any Governmental Authority that, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and no order, judgment, decree or ruling, which could reasonably be expected to have such a material adverse effect, has been issued against the Company or any of its Subsidiaries by any court, arbitrator or Governmental Authority.

                                    Exh 2-B-2

                                                                       EXHIBIT 3

                     ELECTION FOR NO INCOME TAX WITHHOLDING

      The undersigned hereby requests that no Puerto Rico income tax withholding be made on his/her/its interest payments on the Notes. The undersigned certifies that he/she/it is either:

      - Individual resident of Puerto Rico or Puerto Rico corporation electing out of the income tax withholding;

      - United States citizen not resident of Puerto Rico not subject to Puerto Rico income taxation;

      - Individual not citizen of the United States and not resident of Puerto Rico not subject to Puerto Rico income taxation;

      - Corporation or partnership organized outside Puerto Rico not engaged in trade or business in Puerto Rico not subject to Puerto Rico income taxation;

      -     A tax exemption entity not subject to Puerto Rico income taxation:
            _________________ (specify); or

      -     Other: _________________ (specify)

                                         Very truly yours,

                                         By: _________________________________
                                         Name:
                                         Title:*
                                         Company:*

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*     Applicable only to legal entities.

                                    Exh 3-1